Exhibit 99.1

Guerrilla RF to Present at LD Micro Invitational XII on June 7 at 7:30 a.m. PDT

Guerrilla RF, Inc. (OTCQX: GUER) announced today that it has been selected to present at the LD Micro Invitational XII on June 7, 2022 at 7:30 a.m. PDT. Sam Funchess, VP Investor Relations and Dr. John Berg, CFO will be presenting. The event will be held in-person at the Four Seasons Westlake Village in Los Angeles and via a live stream.

This press release features multimedia. View the full release here: https://www.businesswire.com/news/home/20220606005189/en/

Guerrilla RF to Present at the LD Micro Invitational XII on June 7 at 7:30 a.m. PDT (Graphic: Business Wire)

“We are pleased to be selected to present Guerrilla RF’s business to the investing audience LD Micro and SRAX has assembled,” said Sam Funchess, Guerrilla RF VP Investor Relations.

LD Micro Invitational XII – Guerrilla RF Investor Presentation
Date: Tuesday, June 7, 2022
Time: 7:30 a.m. PDT
Webcast: https://ldinv12.mysequire.com/

Detailed information about Guerrilla RF can be found at the following links:
SEC https://www.sec.gov/edgar/browse/?CIK=1832487
OTC Markets https://www.otcmarkets.com/stock/GUER/overview
Investor Relations website ir.guerrilla-rf.com

About LD Micro

LD Micro aims to be the most crucial resource in the micro-cap world. Whether it is the index, comprehensive data, or hosting the most significant events on an annual basis, LD's sole mission is to serve as an invaluable asset for all those interested in finding the next generation of great companies. www.ldmicro.com

About Guerrilla RF, Inc.

Founded in 2013 and based in Greensboro, NC, Guerrilla RF develops and manufactures high performance monolithic microwave integrated circuits (MMICs) to wireless OEMs in multiple market segments – including 5G/4G macro and small cell base stations, cellular repeaters/DAS, automotive telematics such as SDARS/V2X/GPS/DAB, mission-critical military communications, navigation, and high-fidelity wireless audio. To date, the Company has shipped over 100 million devices and has repeatedly been included in Inc. Magazine’s annual Inc. 5000 list. Guerrilla RF recently made the top Inc. 500 list for the second year in a row, coming in at No. 421 and 489 for the 2020 and 2021 rankings, respectively. For more information, please visit https://guerrilla-rf.com or follow the Company on Twitter and LinkedIn .

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements include projections, predictions, expectations, or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond the Company’s control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in the Company’s filings with the SEC available at www.sec.gov . Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

View source version on businesswire.com: https://www.businesswire.com/news/home/20220606005189/en/

Sam Funchess, VP of Investor Relations
sfunchess@guerrilla-rf.com
+1 336 510 7840